Nation's Largest Fertility-Services Company
                               Names New President

Promotion at publicly-traded IntegraMed America indicator of drive to accelerate growth

PURCHASE, NEW YORK - IntegraMed America, Inc. (Nasdaq: INMD), the largest fertility-services company in the United States, today announced the promotion of Jay Higham to president of the company, from his previous role as senior vice president of marketing and development.

The move signals a more aggressive commitment to growth, said IntegraMed Chairman/CEO Gerardo Canet, most notably the company's objective of doubling its services from a current network of 25 of the nation's top infertility medical practices to a total of 50.

In his new role, Higham will continue to lead the business expansion effort while also taking on the additional responsibilities of supervising the company's operations and distribution of products and services to all contracted fertility centers and consumers.

"IntegraMed has never been stronger in its 19 years serving the fertility community," Canet said. "Jay has been the principal architect of our expanding business and is one of the most well respected executives in our field. He has the vision and capability to help lead the company into the future."

Higham, 45, has been with the company for 10 years. Canet, formerly the president and CEO, will remain as CEO and has also been named chairman of the board.

"IntegraMed has a solid infrastructure that is capable of absorbing growth beyond our current pace," said Higham. "With dedicated staff and a deep portfolio of products and services, we enjoy the goodwill of the providers and patients in our field. My mandate is to accelerate the business development process and our growth rate while at the same time continuing to provide excellent customer service to our affiliated physicians and their patients."
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                                            IntegraMed names new president, 2/2

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payers focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.
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Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of June 22, 2004 and IntegraMed undertakes no duty to update this information.